Exhibit 5-1

July 1, 2011

Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, NV 89434

Ladies and Gentlemen:

I have acted as counsel to Golden Phoenix Minerals, Inc. (the “Company”) in connection with the Registration Statement on Form S-1 as amended to the date hereof (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance of up to 51,419,753 shares of common stock, par value $0.001 per share (the “Shares”) of the Company to be issued in accordance with the terms and conditions of that certain Purchase Agreement dated May 26, 2011 (the “Purchase Agreement”) as further described in the Registration Statement.

The Company has requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, I have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and have made such other investigation as I have deemed appropriate.  I have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to this opinion, I have also relied on representations made by officers of the Company.

In rendering this opinion, I have assumed the genuineness of signatures on the documents I have examined, and the conformity to authentic original documents of all documents submitted to us as copies. I have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  I express no opinion as to the laws of any other state, or the effect of any applicable federal or state securities laws.

            Based upon and subject to the foregoing, it is my opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for in accordance with the provisions of the Purchase Agreement and as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations under such act.

Sincerely,

/s/ Sarah L. Ham
Golden Phoenix Minerals, Inc.